Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPRINGWATER SPECIAL SITUATIONS CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

The undersigned, being a duly authorized officer of SPRINGWATER SPECIAL SITUATIONS CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Springwater Special Situations Corp.

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 2, 2020 and an Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 25, 2021.

3.	This Amendment to the Amended and Restated Certificate of Incorporation further amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE SIXTH of the Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware.

5.	Section A.3 of ARTICLE SIXTH is hereby deleted and replaced in its entirety as follows:

3.	“Termination Date” means August 28, 2023.

6.	Section J of ARTICLE SIXTH is hereby deleted and replaced in its entirety as follows:

Prior to the consummation of a Business Combination, the Corporation may not issue any shares of Common Stock or any securities convertible into Common Stock which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Common Stock on any matter.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Certificate of Incorporation this 27th day of February, 2023.

/s/ Martin Gruschka
Martin Gruschka Chief Executive Officer